Exhibit 99.2

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                          Page 1

                                  CURON MEDICAL

                             Moderator: Larry Heaton
                                October 16, 2003
                                  3:30 p.m. CT

Operator: Good day everyone and welcome to the Curon Medical third quarter 2003 earnings conference call. Today's call is being recorded.

      At this time for opening remarks and introductions, I would like to turn the conference over to the President, and Chief Executive Officer, Mr. Larry Heaton. Please go ahead sir.

Larry Heaton: Thank you and good afternoon. Before we go ahead with any further remarks, our lawyers have asked me as always to inform everyone listening to this conference call that certain of the matters that we will discuss today, or answers we might give to any questions could constitute forward-looking statements that are subject to risks or uncertainties relating to our future financial or business performance. Our actual results could differ materially from those anticipated in these forward-looking statements.

      The factors that might effect our results area detailed in our periodic filings with the SEC including but not limited to those risks and uncertainties listed in the section entitled "management's discussion of analysis of financial condition and results of operations, factors effecting future results in our quarterly report on form 10Q for the quarter ended June 30th, 2003, filed with the SEC on August 8th, 2003. You can access this document in the SEC Edgar database found at

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                          Page 2

      www.SEC.gov. Please note that we are under no obligation to update any of the forward-looking statements discussed today.

      Now I would also like to take a moment to introduce the people who are with me as we may turn to them during the question and answer session following the introductory remarks. Alistair McLaren is our Chief Financial Officer, our Controller (Kristine Steel). Pat Rimroth, our senior Vice-President of Operations and R&D. David Smith, our senior Vice-President of Sales and Marketing and (Rachael Kroft) our Vice-President of Marketing are all here and available to answer questions following the introductory statements.

      I might also mention that we have issued two press releases today. The first one is simply a timely report of some very nice data that was presented at the American College of Gastroenterology meeting which concluded yesterday in Baltimore and I'll speak in greater detail about some of the specifics. That hit the wire earlier this afternoon. And then we also have submitted for publication our release on our third quarter earnings. I understand that they may not have not actually hit the wire yet, if they haven't by the time this call is over, I'm assured that they will available.

      I will be alluding to those results in detail in this - (in this conference). To review the results of the third quarter, we will highlight the following areas, financial results, earnings and revenues, sales and marketing issues, and topics, reimbursement, clinical publications and the Secca system.

      Financial results. With respect to earnings, net loss for quarter improved to a net loss 19 cents per share versus a third quarter 2002 loss of 21 cents per share, reflecting an improvement of around 10 percent versus the same quarter last year. On the top line, Curon Medical has sales of $783,000 in the second quarter versus same quarter sales in 2002 of $746,000 and second quarter 2003 sales of $868,000 reflecting essentially flat performance year over year.

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                          Page 3

      For the second quarter unit sales were 14 Stretta control modules, 431 Stretta disposable catheters, four Secca control modules, and 16 Secca disposable hand pieces. We will look at these sales figures in greater detail in just moment. Our new leadership in sales and marketing has focused on three key areas for business development in the previous quarter. Increasing disposable usage for both the Stretta and Secca systems, increasing the number of placements of Stretta and of Secca control modules.

      Moving forward they will provide a variety of tools to enable physicians to effectively promote the benefits of the company's technologies to their patients, thereby entrenching the Stretta and Secca procedures without the company bearing the costs of direct to consumer advertising.

      We are going to break this area of sales down in some detail but first we will break it down number wise, domestic versus international. In the domestic market place, sales were $715,000 with the Western area of the country generating $347,000 in sales and the Eastern area generating $356,000 in sales for approximate parity between the two geography's.

      For strategic reasons, we will not be breaking out sales by direct versus indirect channels at least for the time being. We will however say that our indirect sales channel performed to our expectations in the third quarter and we anticipate growth in each quarter going forward from this increasingly important segment of our business.

      On the international front, sales improved slightly to $70,000 in spite of the slow summer season in Western Europe. Our Far East distribution organization is in place awaiting regulatory approvals, which we expect this quarter, followed by modest initial results. While we have variety of efforts underway in various markets outside the U.S., we anticipate similar results to those in the third quarter in near future from this segment.

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                          Page 4

      With respect to the focus of the sales organization - our company has a dual focus with respect to sales targeting both capital sales through the introduction of new Stretta Systems into hospitals and very importantly to increase the usage of existing systems in hospitals as well as usage by new placements.

      Ultimately, we expect to derive the lion share of our revenues from sales of disposables. And that will reduce the inevitable (chopiness) of sales sensitive to the capital sales process. In the third quarter we saw evidence of this (chopiness) in the domestic market with a slightly down capital sales quarter versus the previous quarter and slightly lower sales over all due to this.

      Our future success in growing the top line will be leveraging the installed base to drive usage. To this point, increased adoption has been gated somewhat by reimbursement which at best introduces a fairly significant time lag between the first patient affiliated with a specific carrier at a specific physicians practice, having a Stretta procedure performed and submitted for reimbursement. And the ultimate goal for each physician's practice of published coverage's policies for each and every carrier, covering patients for that practice.

      At best there is a significant time lag. At worst, carriers that publish negative coverage policies can shut down patients covered by that policy from has the Stretta Procedure at a particular practice. And may at a certain point, discourage the practice from performing procedures for any patients.

      With success promoting positive coverage policies, usage should increase and we are seeing some, all be it modest evidence of this during, through out 2003. For example in each of the three-quarters in 2003, repeat catheter sales have increased. Importantly the number of individual accounts reordering Stretta catheters - that is using devices during a quarter. In the third quarter of 2003, was double that of the first quarter of 2003.

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                          Page 5

      While these elements have not yet been a significant enough percentage of our total sales to demonstrate a sales ramp, they certainly constitute a foundation for growth and given other initiatives in the capital sales area, should provide growth in the quarters to come consistently. We will talk more about reimbursement and other factors in just a bit.

      The next area that drives adoption is the perception of the opinion of the thought leaders and societies from both the gastroenterology and surgical endoscopy specialties. It is our belief that as these become more positive, adoption will be enhanced. We have seen a significant amount of focus on endoluminal therapies in general, including specifically the Stretta procedure.

      Significant time is spent at various professional medical meetings, both on the surgery and gastroenterology side. Generally these forums promote an overall wait and see approach for endoluminal therapies in the aggregate, which is typical for the fairly conservative approach that one might expect at these meetings.

      An issue for Curon is that these talks generally bundle all endoluminal therapies together, including Stretta with the competitive procedures that have far less published data available regarding their safety, efficacy, and durability. And none of which, other than the Stretta procedure, have been studied in the prospective randomized double-blinded sham control trial.

      Our objective is to differentiate the Stretta procedure from the rest of the pack. A very significant element of differentiation is the recently published randomized sham controlled trial, which we will talk about in more detail in a few minutes.

      Even proponents of PPI drug therapy for treatment of GERD versus all endoluminal therapies call this a landmark study. And even they grant that it is appropriate for patients intolerant of, or refractory to PPI's. That is those patients who either have too severe side affects to take the

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                          Page 6

      drugs, or even when taking multiple doses of the drugs during a day, do not receive adequate symptom relief.

      Now that's perfectly fine with us because that is exactly the target population for Stretta procedure, but not interestingly to note for our competitors. To help illustrate the differentiation between the procedures, Curon has launched a new advertising campaign entitled: It's time to let numbers do the talking. Highlighting the differences between the Stretta procedure and all other endoluminal therapies.

      The clinical data for the Stretta procedure is abundant. As our ad campaign states, there are 17 peer review journal articles including one prospective randomized double-blinded sham control trial, demonstrating safety and efficacy and durability of the Stretta procedure.

      Follow up has been extensive, with up to 33 months of follow up reported to date. The procedure has been on the market for nearly four years with over 4,000 patients treated. Ninety percent control of symptoms is typical for patients who received only partial relief from PPI's. And at the end of the day, nine out of ten patients treated would recommend the procedure to a friend suffering from chronic heartburn.

      All of this data has lead several specialties societies to engage in activities related to the Stretta procedure which we believe will effect adoption. At their next annual meeting, the (Sagest), the minimally invasive surgical society is conducting a hands on course for 90 surgeons who will all be trained on the Stretta Procedure among other topics.

      The ASGE or American Society for Gastrointestinal Endoscopy has schedule five courses over the next year at their corporate headquarters training center for 40 gastroenterologists each at which they will learn the Stretta procedure amongst the other endoluminal procedures.

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                          Page 7

      The American College of Gastroenterology, the American Gastroenterology Association, so the ACG and the AGA, and the ASAGE, along with (Sagest), with (Sagest) in the lead, all worked together this summer to get the new category one CPT code for Stretta issued which we will discuss in more detail in a moment and valued by the (Rutt) committee in September.

      The ACG, the AGA, and the ASGE also collaborated recently in response to request for input from a major insurance carrier for a tech review by endorsing reimbursement of Stretta for certain population of patients, namely those who are refractory to, or intolerant of, current PPI therapy.

      Another piece of the pie is that cost studies are also arriving on the scene. Dr. (Hubert Wolfson) and colleagues of Mayo Clinic, Jacksonville, Florida, reported on the resource requirements of the Stretta procedure in their recent publication in the journal of Laparo-endoscopic and advance surgical techniques.

      Their data documents the cost of the Stretta procedure as well within the APC reimbursement payment for Medicare patents which has been approximately $1875 under a new technology APC code moving to $1850 on average in the proposed rule for next year for an established APC code.

      Researchers from the Mayo Clinic Rochester have just published a cost analysis of Stretta versus Endo-chinch, versus PPI therapy and concluded that Stretta would be an economical advantage for patients who are taking at least two PPI's a day.

      Considering that the target patient population for the Stretta procedure is those patients who are refractory to PPI's. And essentially all of those are taking more than two PPI's a day. This establishes a cost benefit for the target population in no longer than ten months time. Further it should be note that this data is from the article as it written and published.

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                          Page 8

      Upon closer examination of the data specifically for Stretta in the article, we have found that when certain corrections are made to the calculations, namely when an erroneous cost duplication is removed from the calculation, and clinical data supporting amortization numbers are introduced, the Stretta procedure may very well become economical compared to patients who are taking fewer than two doses of PPI's each day.

      While these patients are not currently our target population, certainly there maybe patients for whom this maybe a factor, or become one, especially since insurance carriers are no beginning to notify physician that they will no longer authorize prescription of PPI's to patients unless they fail over the counter medication such as Prilosec OTC.

      Shifting the cost burden of paying for the prescription medicine to the patient themselves. All of these factors may combine to provide additional patients seeking an alternative to life long PPI therapy. It's important to note however, that none of the projections or growth expectations for the company assumes new patients beyond those that are intolerant of or refractory to PPI's.

      As we look to the future, sales execution will now be the key to drive success. With reimbursement, clinical support, and society engagement underway, sales execution is now our central focus. Our organization is evolving in this area with a newly hire Vice-President of Sales for the indirect sales channel, just hired. (Carlos Hondini) is 25-year veteran of medical device sales having spent nearly 20 years at United States Surgical Corporation in sales and general management roles including as Vice-President of Sales.

      He is an exciting addition to the management team and will be responsible for programs, planning, and execution of our plans for the indirect sales channel. (Carlos) joined (Eric Cohill), our existing Vice-President of Sales for the Direct Sales organization, which now consists of eight direct sales representatives and a clinical services organization. Both of which are augmented by the 37 manufacturer representatives that constitute the indirect channel.

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                          Page 9

      This indirect manufacture representative channel is in place and training has now essential been completed as of the end of the third quarter. While we will continue to find tune this organization, we are comfortable with team being ready to leverage their pre-existing relationships with the customer base and our enhanced overall climate for success. As mentioned earlier this channel performed to or a little above our expectations in the third quarter and we anticipate growth in each quarter going forward for this segment.

      Now we will turn to the area of reimbursement. As we look beyond new capital sales, our focus continues to be on increasing usage by physicians with systems in place. While training and field support are factors in this issue, the most significant driver in our view is reimbursement. In this area our objectives have been to seek enhanced coding, coverage and reimbursement for the products, by facilitating movement along a continuum from non coverage to coverage on a case by case basis to issued positive, coverage policies published.

      With respect to coding first. We previously announced the designation of a CPT category three code for the Stretta procedure that will be in effect during 2004. This designated CPT code will make it easier for physicians and facilities alike to code for the procedure by being able to use a single code that defines the complete procedure, instead of having to use multiple codes including miscellaneous procedure codes which require manual review by the insurance carrier.

      In addition to the CPT three code for 2004, we have also been informed that the AMA CPT editorial panel has awarded a CPT category one code for the Stretta procedure that will take effect January 1, 2005. The issuance of both the CPT three code and the most importantly the CPT one code, reflect the permanence of this procedure in the views of the surgical societies, both on the gastroenterology and surgical specialty sides.

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                         Page 10

      This code, the traditional CPT one code is reviewed by an AMA panel that establishes its relative value compared to other surgical or medical procedures in what's call the (Rutt) review. The initial part of the process has been completed with cooperative efforts led by the (Sagest) surgical organization in conjunction with the three-gastroenterology societies. This valuation is currently under review and will ultimately be published with the CPT one code in 2004 to take effect in January of 2005.

      Now regardless of whither it's a CPT one or three code, a couple of things will occur. First, as of January one, 2004, it will be easier for physicians and facilities to code for this procedure. It will be easier for carriers to process claims for this procedure. And as we work to promote coverage of the procedure, the issuance of the category code, even though it will not take effect until January of 2005, will certainly act to provide evidence to carriers that it meets the requirements for this code which reflect many, if not all, of the decision criteria for carriers in deciding upon coverage.

      With respect specifically to coverage - we continue to report significant momentum in this area. Significant and building momentum in this area. As we began the year, we had no positive coverage policies in place. We reported two in the first quarter of 2003, and more throughout the year to date. During the last quarter, we received our first national coverage policy publish from the health benefit plan of the National Association of Letter Carriers.

      This carrier, the NALC, which currently covers approximately 100,000 federal employees, is in fact available to all non-military federal employees who can choose between approximately six carriers. For example the NALC, (CHAMPUS), Tricare, and a few others. They choose between them each year for their individual coverage. As they choose this policy, they will be automatically covered for the Stretta procedure by this positive coverage decision.

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                         Page 11

      In addition to this national policy, we also now have coverage by Medicare Carriers in seven states. By Blue Cross, Blue Shield, carriers in four states, Humana Facilities in 11 states, Cigna carriers in three states, Coventry Carriers in 15 states and in two states by Nationwide carriers. These are in addition to numerous one off case by case decisions accrued from a variety of other private carriers throughout the year.

      We are also currently in discussion with 25 other carriers that would provide additional coverage, obviously much of it overlapping, in 47 states. The aggregate total of covered lives is currently 13.7 million people, not counting the federal employees that could be covered by selecting the NALC policy as their primary carrier.

      This represents approximately six percent of all covered lives in the United States, which is obviously minimal penetration on the part of this universe, but clearly provides a view to a significant market opportunity for Curon as we build momentum in this area.

      Of the current 13.7 million lives covered, 1.8 million of this people or 13 percent may suffer from GERD, should they reflect the national average. 10 percent of those, according to the published literature on PPI therapy, would be intolerant of PPI's and up to 20 percent more maybe refractory to therapy for a total of approximately 535,000 patients suffering from GERD despite available medical therapies.

      If approximately 60 percent of them do not have a hiatal hernia, large enough to contra indicate a Stretta procedure, then 320,000 patients maybe seeking an alternative to available PPI therapy which would generate approximately $32 million in revenues for the company representing a huge increase over our current run rate.

      Clearly the market opportunity is there as these numbers represent only approximately six percent of the total. With the momentum that we are building in this area we fully anticipate that

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                         Page 12

      our dedicated reimbursement staff armed with the clinical efficacy and cost effectiveness of this data, working with motivate physicians in the field will continue to increase the number of covered lives in the quarters and years to come. And increase the market potential as each iteration of coverage is established.

      The third leg of the reimbursement triangle is the reimbursement level itself. We were pleased to learn during the quarter that the CMS is transitioning the Stretta procedure from the APC for new technology into an existing permanent APC that provides essentially the same reimbursement to the facility.

      So a Medicare facility performing Stretta today that purchases Stretta catheter for roughly a $1,000 received $1875 in reimbursement for the approximately 45 minute procedure. And will in the future will receive approximately $1850 in reimbursement. This level has been at least satisfactory to facilities who are performing the Stretta procedure on Medicare patients and are getting reimbursed for the procedure.

      As mentioned earlier, the relevant AMA committee is in the process of reviewing the evaluation established by the (Rutt) committee in September relative to other procedures. And that will be published next year to take effect in January of '05. We believe that the amount will be appropriate for physicians to perform the procedure. Overall, in the area of reimbursement, we are pleased with the momentum that has been built and are confident that we will be increasingly successful in promoting appropriate reimbursement levels for physicians and facilities.

      And now we will turn to clinical publications. As mentioned, an underlying foundation for positive decisions on reimbursement is that the procedure is safe and efficacious as well as durable. During the recent quarter, we were pleased to report that several clinical presentations were made or published adding to the already considerable body of peer review clinical evidence in these subjects.

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                         Page 13

      First, the article detailing the results of the perspective randomized sham controlled trial conducted by Dr. (Douglas Correly) of UCSF and others was published in the September issue of Gastroenterology. This article has been characterized as a landmark and demonstrates significant clinical benefits for patients, while dispelling any notion of a sham effect.

      At the ACG 2003 meeting in Baltimore this past week, Dr. (Alvaro Remunde) an early adopter of the Stretta procedure, who has performed over 200 procedures to date, presented data regarding long-term experience with the Stretta procedure, reporting on 50 patients followed an average of 2.6 years.

      In his practice, 81 percent of patients with initial symptom improvement remained symptom free at an average of 2.7 years with some patients followed to three years. In most of the remaining patients they report, recurrence was a much lower degree of severity than before, with no long-term complications reported.

      The article by Dr. (Herbert Wolfsan) of Mayo Clinic, Jacksonville, Florida, entitled: "Resource utilization and procedure parameters for the Stretta procedure, comparison to diagnostic endosonography and colonoscopy." Was published in the October 2003, Journal of Laparo-endoscopic and Advance Surgical techniques.

      It delineates the resources required to perform the Stretta procedure. These findings, when compared to the requirements of a laparoscopic (nusomfundalplycation), the anti-reflux surgery option, clearly demonstrate the Stretta procedures costs effectiveness for patients who would be candidates for other procedures, for either procedures.

      As mentioned earlier, an article entitled: "Cost analysis of endoscopic anti-reflux procedures, endoluminal (placation), versus radio frequency coagulation, versus treatment with a proton pump

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                         Page 14

      inhibitor" was published in the October 2003 issue of Gastrointestinal Endoscopy. This article authored by Drs. (Gavin Hairwood), and of (Christopher Gustoought) of Mayo Clinic, Rochester, as written demonstrates the Stretta procedure is an economical alternative for patients requiring a proton pump inhibitor at least twice daily.

      So we are very - on the Stretta front, we are very please with the progress that we have made and we are confident in our future success in instilling market adoption and continuing to grow sales across the quarters to come.

      I would like to now turn attention to the Secca system for the treatment of fecal incontinence. During the third quarter, we rolled out the Secca product line primarily through our direct sales organization, fine tuning the sales processes with select colorectal surgeons.

      We have seen some early up take of the system with four systems placed during the third quarter, bring the total systems placed to date, to 14. Going forward with the training of this group and the extension to the indirect manufacturer representative channel in the fourth quarter, we anticipate growth in a number of Secca control modules placed as well as steady growth of usage for the procedure.

      Now our focus currently is on early adopters of this technology. We anticipate that in the near future, the results of the 50 patient, open label trial for the Secca procedure, will be published by the journal of the diseases of Colon and Rectum, as it has previously been accepted for publication. With the publication of this article as a proof source, we anticipate enhanced adoption beyond that from merely early adopters.

      With regard to reimbursement, we realize that the Secca procedure will encounter the same obstacles that the Stretta procedure has met in terms of data requirements and time lag to coverage by insurance carriers. For that reason, we are moving forward in marketing and selling

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                         Page 15

      the Secca procedure as discussed during last quarters call as patient pay procedure, much like a typical plastic surgery procedure or a LASIK procedure or certain dental procedures amongst others.

      While this approach is novel for most colorectal surgeons, we feel that it is reasonable approach and is being fairly well received by the physicians that we have spoken to. At the same time, we are continuing to support clinical trials and activities that will help us eventually gain support for reimbursement from government and private pairs alike. To that end, we continue patient accrual in our perspective randomized double blinded sham controlled trial of the Secca procedure.

      We are pleased with the pace of patient accruals in the study. And with over 67 patients accrued to date, we anticipate completion of patient accrual by the end of the year, or shortly there after. We are also currently evaluating opportunities for interim announcements and reporting of the data.

      The Secca procedure represents a very appealing option to patients with fecal incontinence that other wise have very few options. And the physicians looking for approaches to this condition. A reflection of the interests in the procedure by the colorectal community is the invitation that we received to participate in a hands on training program at their next annual meeting.

      We believe that we have an enthusiastic audience for this technology. During the coming quarter, we anticipate our first sales from our indirect channel as we roll the product out through them with the learning from our experience in the third quarter from our direct sales group.

      In conclusion, during the third quarter we achieved significant momentum in the area of reimbursement and are now positioned to leverage the fully trained sales channel to enhance adoption and penetration of our various technologies. We continue to appreciate your interests in

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                         Page 16

      our company and its products. And will be happy to take any question that you might have at this time. Operator...

Operator: Thank you. The question and answer session will be conducted electronically. If you do wish to signal for a question, you may do so by pressing star one on your touch-tone phone at this time. Once again, that is star one on your touch-tone phone to signal for questions. We will come to you in the order that you signal. And we will take as many questions as time permits. Once again, that is star one on your touch-tone phone to signal for questions. We will pause for moment. And as a final reminder to our audience, that is star one on your touch tone phone to signal for questions.

      And Mr. Heaton, we no questions standing by at this time. I would like to turn the conference back to you for additional or closing comments.

Larry Heaton: Shame on me for not getting the lists of participants so I could call on people. I will then just conclude - I'll speak long enough to give people a chance to hit star one, but if they don't we will conclude by saying that we appreciate your interest in Curon Medical and its procedures.

      We are confident that we are on a very good track to effectively commercialize both the existing Stretta procedure, letting the numbers speak for themselves and driving adoption across both gastroenterology and surgical specialties. And for new penetration of our new Secca technology. We are very confident that we will continue to have a growth in the quarters to come and invite you to continue to display your interest in our company. Operator, if there are no questions ...

Operator: And we have no questions standing by, sir.

Larry Heaton: Thank you very much for your help and goodbye.

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           10-16-03/3:30 p.m. CT
                                                           Confirmation # 306138
                                                                         Page 17

Operator: Thank you for your participation on today's conference call and you may disconnect at this time.

                                       END